EXHIBIT 21
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                        CTS CORPORATION AND SUBSIDIARIES

 CTS Corporation (Registrant), an Indiana corporation

 Subsidiaries:
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 CTS Corporation (Delaware), a Delaware corporation

        CTS of Panama, Inc., a Republic of Panama corporation

            CTS Components Taiwan, Ltd., a Taiwan, Republic of China corporation

            CTS Electro de Matamoros, S.A., (1) a Republic of Mexico corporation

        CTS Export Corporation, a U.S. Virgin Islands corporation

        CTS Japan, Inc., a Japan corporation

        CTS International B.V., a Netherlands corporation

             CTS Singapore Pte., Ltd., a Republic of Singapore corporation

             CTS Electronics Hong Kong Ltd., (1) a Hong Kong corporation

                      CTS (Tianjin) Electronics Company Ltd., a Peoples' Republic of China corporation

 CTS of Canada, Ltd., a Province of Ontario (Canada) corporation

        CTS Manufacturing (Thailand) Ltd., (1) a Thailand corporation

 CTS Corporation U.K. Ltd., a United Kingdom corporation

 CTS Printex, Inc., a California corporation

 CTS Wireless Components, Inc., a Delaware corporation

 Dynamics Corporation of America, a New York corporation

        International Electronic Research Corporation, a California corporation

        LTB Investment Corporation, a Delaware corporation

 Corporations whose names are indented are subsidiaries of the preceding non-indented corporations. Except as indicated, each of the above subsidiaries is wholly-owned by its parent company. Operations of all subsidiaries and divisions are consolidated in the financial statements filed.

        (1) Less than 1% of the outstanding shares of stock is owned of record by nominee shareholders pursuant to national laws regarding resident or nominee ownership.